Exhibit 10.4

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (the “Addendum”) is made and entered into effective as of this 28th day of April, 2015 (the “Effective Date”), by and among CLS Labs, Inc. (“CLS Labs”), Michael Abrams (the “Executive”), and CLS Holdings USA, Inc. (“CLS Holdings”).

RECITALS

WHEREAS, CLS Labs and the Executive entered into that certain Employment Agreement, dated October 1, 2014 (the “Employment Agreement”), pursuant to which CLS Labs employed the Executive to serve as its Chief Operating Officer for a term of five years; and

WHEREAS, CLS Labs and CLS Holdings, among others, plan to enter into that certain Agreement and Plan of Merger, a draft of which is attached hereto, whereby a wholly owned subsidiary of CLS Holdings will merge with and into CLS Labs (the “Merger”), with CLS Labs surviving and becoming a wholly owned subsidiary of CLS Holdings; and

WHEREAS, in anticipation of the Merger, the parties have determined that the Employment Agreement must be amended to properly reflect their intentions regarding the duties, responsibilities and compensation of the Executive.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.           Recitals.  The above recitals are true and correct and are incorporated herein and made a part hereof by this reference.

2.           Duties and Responsibilities.  Executive agrees that in addition to his duties, responsibilities and obligations to CLS Labs under Section 2 of the Employment Agreement, upon consummation of the Merger, he shall serve CLS Holdings and/or its subsidiaries in such capacity as may be requested by the Board of Directors of CLS Holdings from time to time in its discretion during the term of the Employment Agreement.

3.           Stock Options.  In exchange for Executive’s agreement to serve CLS Holdings and its subsidiaries in such capacity as the Board of Directors of CLS Holdings may request, CLS Holdings agrees to grant to the Executive an annual option to purchase shares of common stock pursuant to Section 3(h) of the Employment Agreement. All other terms, restrictions and procedures set forth in Section 3(h) shall remain in effect, with options to purchase shares of CLS Holdings’ common stock being granted to Executive in lieu of options to purchase shares of CLS Labs’ common stock under Section 3(h) of the Employment Agreement.

4.           Restricted Stock Signing Bonus.  In exchange for Executive’s agreement to serve CLS Holdings and its subsidiaries in such capacity as the Board of Directors of CLS Holdings may request, CLS Holdings agrees to issue to Executive, upon the consummation of the Merger, 250,000 shares of restricted common stock of CLS Holdings in lieu of all obligations of CLS Labs to issue restricted stock to the Executive pursuant to Section 3(i) of the Employment Agreement. The grant of such restricted shares shall be evidenced by a restricted stock grant agreement that contains the terms set forth in Section 3(i) of the Employment Agreement and other provisions generally applicable to CLS Holdings' restricted stock.

5.           Ratification of Employment Agreement.  Except as modified by this Addendum, the Employment Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties or their duly authorized representatives have signed this Addendum as of the Effective Date.

CLS LABS, INC.

By: /s/ Jeffrey I. Binder
Name: Jeffrey I. Binder
Title: Chairman, President and CEO

CLS HOLDINGS USA, INC.

By: /s/ Jeffrey I. Binder
Name: Jeffrey I. Binder
Title: Chairman, President and CEO

EXECUTIVE /s/ Michael Abrams Michael Abrams